Exhibit 99.1
Investor Relations Contact:
Kevin Inda
Corporate Communications, Inc.
407-566-1180
Kevin.Inda@cci-ir.com
Media Contact:
Julie White
Director, Corporate Communications
641-787-2040
Julie.White@iowatelecom.com
Iowa Telecom Completes Acquisition
of Bishop Communications
NEWTON, Iowa — (July 18, 2008) — Iowa Telecommunications Services, Inc. (NYSE: IWA) today announced that the communications company has completed its acquisition of Bishop Communications Corporation, headquartered in Annandale, Minnesota for the purchase price of approximately $43.9 million. Bishop Communications is a privately held holding company whose operations include the Lakedale Telephone Company, a rural telecommunications provider covering 378 square miles in central Minnesota. The acquisition was completed on July 18, 2008.
“Lakedale Telephone Company and other Bishop Communications customers will continue to experience high quality telephone, Internet and television services from the same friendly, knowledgeable staff,” said Alan L. Wells, Chairman and CEO of Iowa Telecom. “Bishop Communications is a well-run operation and has been a pioneer in providing local telecommunications service in central Minnesota. We look forward to working with them as we continue to expand communications services throughout the Midwest.”
Bishop Communications will operate as a separate subsidiary of Iowa Telecom.
The company currently serves approximately 16,600 telephone access lines, 4,800 high-speed Internet customers and 3,800 video subscribers. For the year ended December 31, 2007, Bishop generated revenues of $19.6 million and Adjusted EBITDA of $5.7 million.
Bishop’s Lakedale Telephone (Lakedale) subsidiary provides ILEC services to customers in six rural Minnesota exchanges. Five of Lakedale’s six exchanges are contiguous, including Annandale, Maple Lake, Montrose, Waverly and South Haven. The contiguous exchanges are located approximately 45 miles northwest of the Twin Cities and 25 miles south of St. Cloud. The remaining exchange, Paynesville, is located 20 miles northwest of the contiguous exchanges and 25 miles southwest of St. Cloud.
Iowa Telecom is the largest independent telephone company in Iowa and one of the twenty largest telephone companies in the nation.
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IWA Iowa Telecom Completes Acquisition of Bishop Communications

July 18, 2008
About Iowa Telecom
Iowa Telecommunications Services, Inc. (d/b/a Iowa Telecom) is a telecommunications service provider that offers local telephone, long distance, Internet, broadband and network access services to business and residential customers. Today, the Company serves over 450 communities and employs nearly 700 people throughout the State of Iowa. The company’s headquarters are in Newton, Iowa. The Company trades on the New York Stock Exchange under the symbol IWA. For further information regarding Iowa Telecom, please go to www.iowatelecom.com and select “Investor Relations.” The Iowa Telecom logo is a registered trademark of Iowa Telecommunications Services, Inc. in the United States.
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